Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in Registration Statement No. 333-91700 on Form S-8 of our report dated March 28, 2011, relating to the consolidated financial statements and financial statement schedule of Aéropostale, Inc. and  subsidiaries (the “Company”), and of our report dated March 28, 2011, relating to the effectiveness of the Company’s internal control over financial reporting, appearing in this Annual Report on Form 10-K of Aéropostale, Inc. and subsidiaries for the year ended January 29, 2011.

/s/ Deloitte and Touche LLP

New York, New York

March 28, 2011